Exhibit 10.1
THIS SUBORDINATED PROMISSORY NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT AMONG PROPANE DIRECT ENTERPRISES, LLC, UNITED FUEL & ENERGY CORPORATION, AND CITIBANK, N.A., DATED ON THE DATE HEREOF, AS IT MAY BE MODIFIED, AMENDED, OR RESTATED (THE “SUBORDINATION AGREEMENT”). THIS CHATTEL PAPER IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF THE CIT GROUP/BUSINESS CREDIT, INC., AS AGENT FOR ITSELF AND OTHER LENDERS. FURTHER ENCUMBRANCE OR ASSIGNMENT OF THIS CHATTEL PAPER VIOLATES THE RIGHTS OF THE CIT GROUP/BUSINESS CREDIT, INC. AND SUCH OTHER LENDERS.
SUBORDINATED PROMISSORY NOTE

$1,514,420.87	Midland, Texas	December 31, 2008
     FOR VALUE RECEIVED, the undersigned, PROPANE DIRECT ENTERPRISES, LLC, a Texas limited liability company, whose address is 505 N. Big Spring, Suite 101, Midland, Texas 79701 (“Borrower”) hereby promises to pay to the order of UNITED FUEL & ENERGY CORPORATION, a Texas corporation (“Lender”) the principal sum of ONE MILLION FIVE HUNDRED FOURTEEN THOUSAND FOUR HUNDRED TWENTY AND 87/100 DOLLARS ($1,514,420.87), with interest on the unpaid principal balance thereof from date hereof until maturity at the rate hereinafter provided, both principal and interest payable as hereinafter provided in lawful money of the United States of America at Lender’s offices at 1800 W. Katella Ave., Suite 102, Orange, California, 92867, or at such other place as from time to time may be designated by the holder of this Note.
     The unpaid principal of this Note from time to time outstanding shall bear interest prior to maturity at a per annum rate equal to (i) the London Interbank Offered Rate (defined below), plus (ii) three percent (3.0%). “London Interbank Offered Rate” means the rate per annum, determined by Lender in accordance with its customary procedures utilizing such electronic or other quotation sources as it considers appropriate, at which U.S. dollar deposits are offered in the London interbank market at or about 11:00 a.m. (London time) two (2) Business Days prior to the commencement of the applicable Interest Period (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. The interest rate change will not occur more often than each Interest Period. “Interest Period” means (i) initially, the period commencing on the last day of the Initial Interest Period (defined below), and ending one (1) month thereafter, and (ii) thereafter each one (1) month period commencing on the last day of the next preceding Interest Period. “Initial Interest Period” means the period commencing on the date of this Note and ending on February 1, 2009. The interest rate on this Note during the Initial Interest Period shall be based on an a Interest Period of one (1) month although the actual number of days constituting the Initial Interest Period may be more or less. Borrower understands that Lender may make loans based on other rates as well. All calculations of interest chargeable under this Note shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days, unless such calculations would result in a rate in excess of the Highest Lawful Rate, in which case interest shall be calculated on the basis of actual days elapsed and a year of 365 or 366 days, as appropriate. NOTICE: Under no circumstances will the interest rate on this Note be more than the Highest Lawful Rate.
     Interest only on the outstanding principal balance of this Note shall be due and payable monthly on the 1st day of each month commencing February 1, 2009 and continuing through April 1, 2009. Commencing on May 1, 2009, and continuing on the 1st day of each month thereafter prior to maturity, the principal of this Note shall be due and payable in monthly installments of $17,437.50 each for the payments due May 1 through October 1 of each year until scheduled maturity, and $35,403.42 each for the payments due November 1 through April 1 until scheduled maturity, and interest on the unpaid principal balance of this Note shall be payable as it accrues on the same dates as and in addition to the installments of principal. On January 31, 2014, the then unpaid principal balance of this Note and all accrued and unpaid interest on this Note shall be finally due and payable in full, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. All payments on this Note shall be applied first to accrued interest and then to principal.
     This Note is not a revolving line of credit, and the total amount of all advances hereunder shall not exceed $1,514,420.87.
     All past due principal and/or interest or installments thereof shall bear interest from maturity at the Highest Lawful Rate. For so long as any Event of Default exists under this Note or under any of the other Loan Documents (hereinafter defined), regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, interest shall accrue on the outstanding principal balance hereof at the Highest Lawful Rate, and such accrued interest shall be immediately due and payable. “Highest Lawful Rate” means the maximum interest rate permitted under applicable law.
     Subject to the terms of the Loan Documents, upon the failure to pay any installment of the principal of or interest on this Note as above promised or upon the occurrence of an Event of Default specified in this Note or any other Loan Document, the holder of this Note or any part thereof shall have the option of declaring the principal balance hereof and the interest accrued hereon to be immediately due and payable. The term “Loan Documents” shall mean this Note and any other instrument or agreement executed in connection with this Note, including but not limited to, (i) each Personal Guaranty executed by Tom Kelly, Brock Hardy, and Max Hardy of even date herewith, and (ii) Limited Guaranty executed by Michael Montgomery of even date herewith.
     Subject to the terms and conditions of the Subordination Agreement, Borrower shall have the right to prepay, without penalty, at any time and from time to time prior to maturity, all or any part of the unpaid principal balance of this Note and/or all or any part of the unpaid interest accrued to the date of such prepayment, provided that any such principal thus paid is accompanied by accrued interest on such principal. All prepayments of principal shall be applied in the inverse order of maturity.
     1. Initial Advance. The obligation of Lender to make the initial advance hereunder shall be subject to satisfaction of each of the following conditions precedent:
     (a) There shall have been executed, where appropriate, and delivered by Borrower and any guarantors (and/or any other requisite party thereto) executed Loan Documents and such other documents or instruments as Lender may reasonably require.
     (b) No Material Adverse Change shall have occurred in the financial condition, assets or business prospects of Borrower or any guarantor.

     2. Representations and Warranties. In order to induce Lender to enter into this Note, Borrower represents and warrants to Lender as of the date hereof, which representations and warranties shall survive the delivery of the Notes, as follows:
     (a) Existence and Authority. Borrower is a limited liability company duly organized, legally existing and in good standing under the laws of the State of Texas. Borrower is duly qualified in all other jurisdictions wherein its operations, transaction of business or ownership of property makes such qualification necessary.
     (b) Powers. Borrower is duly authorized and empowered to execute and deliver this Note, the other Loan Documents and all other instruments referred to or mentioned herein to which it is a party, and all action (limited liability company or otherwise) on Borrower’s part requisite for the due creation, issuance and delivery of the Notes and the due execution and delivery of this Note and the other Loan Document to which it is a party has been duly and effectively taken. This Note is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of Borrower, to the extent it is a party thereto, enforceable in accordance with their terms (subject to any applicable bankruptcy, insolvency or other laws generally affecting the enforcement of creditors’ rights). The Loan Documents do not violate any provisions of Borrower’s certificate of formation, company agreement or other governing documents, or of any contract or other agreement, law or regulation to which Borrower is subject, and the same do not require the consent or approval of any other person or entity, including without limitation, any regulatory authority or governmental body of the United States, of any state or of any political subdivision of the United States or of any State.
     (c) Financial Statements. The pro forma and projected financial statements of Borrower which have been delivered to Lender, are complete and correct, and fairly present the pro forma and projected financial condition and results of operations of Borrower, as of the dates and for the periods stated.
     (d) Liabilities. As of the date hereof, Borrower has no material liabilities, direct or contingent, other than those set forth in the pro forma financial statements referenced in Section (c) immediately preceding above. Borrower knows of no fact, circumstance, act, condition or development that will or could cause a Material Adverse Change. “Material Adverse Change” is defined as a material adverse effect on, as applicable (i) the validity, performance, or enforceability of any Loan Document, (ii) the financial condition or business operations of Borrower, or (iii) the ability of Borrower to fulfill its obligations under the terms and conditions of the Loan Documents.
     (e) Litigation. Borrower is not involved in, or is not aware of the threat of, any litigation, nor are there any outstanding or unpaid judgments against Borrower.
     (f) Taxes. All tax returns required to be filed by Borrower in all jurisdictions have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower or upon any of its property, income or franchises, which are due and payable, have been paid, or adequate reserves determined in conformity with United States generally accepted accounting principles as promulgated by the Financial Accounting Standards Board (“GAAP”) have been provided for payment thereof.
     (g) Purpose of Loan. The proceeds of any advances (i) are not and will not be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended; and (ii) will be otherwise used for lawful purposes.
     (h) ERISA. All employee benefits plans maintained by Borrower are in compliance with all funding and other requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and none have been terminated or have accrued any funding deficiency for which Borrower would be liable under said statute.
     (i) Permits and Franchises, Etc. Borrower has all rights, licenses, permits, franchises, patents, trademarks, trademark rights and copyrights that are required in order for it to conduct its business as now conducted without known conflict with the rights of others. Borrower is not aware of any fact or condition that might cause any of such rights not to be renewed in due course.
     (j) Subsidiaries. Borrower has no subsidiaries and does not own any stock in any other corporation or association. Borrower is not a member of any general or limited partnership, joint venture or association of any type whatsoever.
     (k) Hazardous Wastes and Substances. Borrower and its properties are in compliance in all material respects with applicable state and federal environmental laws and regulations and Borrower is not aware of, and has not received any notice of, any violation of any applicable state or federal environmental law or regulation and there has not heretofore been filed any complaint, nor commenced any administrative procedure, against Borrower, or any of its predecessors, alleging a violation of any environmental law or regulation. Except in compliance with relevant environmental laws, Borrower has not installed, used, generated, stored or disposed of any hazardous waste, toxic substance, asbestos or related material (“Hazardous Materials”) on its properties. For the purposes of this Note, Hazardous Materials shall include, but shall not be limited to, substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9061, et seq., Hazardous Materials Transportation Act, 49 U.S.C. §1802, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq., or as “hazardous substances,” “hazardous waste” or “pollutant or contaminant” in any other applicable federal, state or local environmental law or regulation.
     (l) Compliance with Laws. Borrower is in compliance in all material respects with all laws and orders of all governmental authorities that are applicable to it or its business, operations or properties.
     (m) General. There are no significant material facts or conditions relating to the Loan Documents, or the financial condition or business of Borrower that could, collectively or individually, cause a Material Adverse Change and that have not been related, in writing, to Lender as an attachment to this Note; and all writings heretofore or hereafter exhibited or delivered to Lender by or on behalf of Borrower are and will be genuine and in all respects what they purport and appear to be.
     (n) Public Utility Holding Company Act. Neither Borrower nor any subsidiary is a “holding company”, or “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     3. Affirmative Covenants. As an inducement to Lender to enter into this Note, Borrower covenants and agrees that, from the date hereof and until termination of this Note and payment in full of the obligation, unless otherwise agreed to by Lender in writing:
     (a) Financial Statements and Other Information. Borrower and each guarantor will promptly furnish or cause to be furnished to Lender copies of (i) such information regarding their business and affairs and financial condition as Lender may reasonably request, and (ii) without request, the following:
     (i) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, an audited balance sheet of Borrower as of the close of such fiscal year and the related audited statements of income, cash flows, contingent obligations and owners’ equity of Borrower for such year, prepared in accordance with GAAP;
     (ii) as soon as available and in any event within fifteen (15) days after the end of each calendar month, a balance sheet of Borrower as of the end of such month and the related statements of income (including information relating to the amount of commodity-based inventory sold), cash flows, contingent obligations and owners’ equity of Borrower for such month;
     (iii) as soon as available and in any event within five (5) days after the 1st and 15th of each calendar month, a schedule of accounts receivable listing all accounts receivable of Borrower as of the 1st and 15th of such month setting forth (i) the name of each account debtor, together with a schedule of the date each account is, or is expected to be, due and receivable or, as may be required by Lender, detail by invoice number, amount, invoice date and terms, and (ii) an aging of all accounts setting forth accounts 30 days past due or less, accounts over 30 days past due less than 61 days past due, accounts over 60 days past due but less than 91 days past due, accounts over 90 days past due but less than 121 days past due, and accounts over 120 days past due;
     (iv) as soon as available and in any event within thirty (30) days after the filing of same, copies of all federal and state tax returns filed by Borrower;
     (v) immediately upon becoming aware of the existence of, or any material change in the status of, any litigation which could create a Material Adverse Change if determined adversely against Borrower or any guarantor, a written communication to Lender of such matter;
     (vi) immediately upon becoming aware of an Event of Default or the existence of any condition or event that constitutes, or with notice or lapse of time, or both, would constitute an Event of Default, a verbal notification to Lender specifying the nature and period of existence thereof and what action Borrower or any guarantors are taking or propose to take with respect thereto and, immediately thereafter, a written confirmation to Lender of such matters;
     (vii) immediately upon becoming aware that any person has given notice or taken any other action with respect to a claimed default under any material indenture, mortgage, deed of trust, promissory note, loan agreement, note agreement or joint venture agreement or any other material agreement or undertaking to which Borrower, any guarantor or any subsidiary of Borrower is a party, a verbal notification to Lender specifying the notice given or action taken by such person and the nature of the claimed default and what action Borrower or any guarantors are taking or propose to take with respect thereto and, immediately thereafter, a written communication to Lender of such matters; and
     (viii) immediately upon becoming aware of the commencement of any material action or material proceeding against Borrower, a guarantor, any subsidiary of Borrower or any of their respective properties by any governmental agency, including, without limitation, the Internal Revenue Service, the Environmental Protection Agency, the U.S. Department of Energy or the Federal Energy Regulatory Commission, a written communication to Lender of such matter. All financial statements, schedules and other financial information delivered by Borrower hereunder shall be prepared in conformity with GAAP and all such items delivered hereunder shall be certified as true and correct by the President or Chief Financial Officer of Borrower, by signature and date thereon.
     (b) Taxes and Other Liens. Borrower will pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon either of them or upon their respective income and profits or upon any of their respective property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if not paid, might become a lien upon such properties or any part thereof; provided that Borrower shall not be required to pay and discharge or cause to be paid or discharged any such tax, assessment, charge, levy or claim contested by it in good faith by appropriate proceedings if it shall have set up adequate reserves therefor in conformity with GAAP; and provided, further, that the immediately preceding proviso shall not apply to any lien imposed by the U. S. Government for failure to pay income, payroll, FICA or similar taxes, and payment with respect to any such tax, assessment, charge, levy or claim shall be made before any property of Borrower shall be seized and sold in satisfaction thereof.
     (c) Discharge of Contractual Obligations. Borrower will, in all material respects, do and perform every act and discharge all of the obligations provided to be performed and discharged under the Loan Documents, and any and all of the instruments or documents referred to or mentioned herein at the time or times and in the manner required.
     (d) Legal Status. Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, patents, trademarks, trademark rights, copyrights, permits and franchises and comply in all material respects with all laws and regulations applicable to it, and, further, comply with all applicable laws and regulations, whether now in effect or hereafter enacted or promulgated by any governmental authority having jurisdiction over any of its assets or properties, noncompliance with which could cause a Material Adverse Change.
     (e) Indemnification. Borrower agrees to indemnify and defend Lender, its officers, directors, shareholders, employees, and affiliates (collectively “Indemnitee”), from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, remedial actions, costs, expenses or disbursements (collectively, “Claims”) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Indemnitee growing out of or resulting from (i) the Loan Documents and the transactions and events at any time associated therewith (including, without limitation, the enforcement of the Loan Documents and the defense of Indemnitee’s actions and inactions in connection with the loans hereunder), except to the limited extent such Claims are proximately caused by Indemnitee’s willful misconduct; or (ii)

Borrower’s intellectual property. Indemnitee shall have the right to defend any such Claims, employing its attorneys therefore. While Borrower shall also be entitled to employ its own attorneys and to participate in the defense of any such Claims, Indemnitee shall, if not furnished with reasonable indemnity, have the right to compromise and adjust all such Claims against Indemnitee. The covenants and conditions of this section shall at all times be construed to be personal covenants in favor of Indemnitee and such covenants and conditions shall remain in full force and effect notwithstanding the payment in full of the obligation and the release, either partially or wholly, of the lien in favor of Borrower or any foreclosure thereunder. All such Claims as may be paid by Indemnitee shall bear interest at the Highest Lawful Rate per annum until paid by Borrower or any guarantors and shall be part of the obligation. THE PARTIES HERETO INTEND FOR THE PROVISIONS OF THIS PARAGRAPH TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON ANY INDEMNIFIED PARTY AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE (EXCLUDING GROSS NEGLIGENCE), WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY CLAIMS INDEMNIFIED AGAINST IN THIS PARAGRAPH.
     (f) Curing of Defects. Borrower will promptly cure any material defects in the execution and delivery of any of the Loan Documents, and in any other instrument or document referred to or mentioned herein. Borrower will immediately execute and deliver to Lender, upon request, all such other and further instruments as may be reasonably required or desired by Lender from time to time in compliance with or accomplishment of the covenants and agreements of Borrower made in the Loan Documents, provided such inspection and copying is done at Lender’s expense and does not disrupt Borrower’s normal business operations.
     (g) Inspection and Appraisal. (i) Borrower will grant Lender access to all of its books and records, and allow inspection and copying of same by Lender or its designated representatives at any time during normal business hours or such other time as Lender may reasonably request, and (ii) at Lender’s request, Borrower will furnish to Lender an appraisal or updated appraisal of all or a portion of the collateral as specified by Lender, prepared by an appraiser acceptable to Lender, in each case at Borrower’s expense.
     (h) Notices. Borrower will give prompt written notice to Lender of any proceedings instituted against it by or in any federal or state court or before any commission or other regulatory body, federal, state or local, which, if adversely determined, could cause a Material Adverse Change.
     (i) Compliance. Borrower will observe and comply with:
     (i) all laws, statutes, codes, acts, ordinances, rules, regulations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic and foreign, where the failure to observe or comply could cause a Material Adverse Change; and
     (ii) all orders, judgments, decrees, injunctions, certificates, franchises, permits, licenses and authorizations of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic and foreign, where the failure to observe or comply could cause a Material Adverse Change.

     (j) Compliance with Environmental Laws. Borrower is and will remain in compliance in all material respects with all state and federal environmental laws and regulations and Borrower will not place or permit to be placed any Hazardous Materials on any of its properties in violation of applicable state and federal environmental laws. In the event Borrower should discover any Hazardous Materials on any of its properties which could result in a breach of the foregoing covenant, it shall notify Lender within three (3) days after such discovery. Borrower shall dispose of all material amounts of Hazardous Materials generated by it only at facilities and/or with carriers that maintain valid governmental permits under the Resource Conservation and Recovery Act, 42 U.S.C. §6901. In the event of any notice or filing of any complaint or commencement of any administrative hearing or procedure against Borrower alleging a violation of any environmental law or regulation, Borrower shall give notice to Lender within five (5) days after Borrower has received notice of such notice or filing.
     4. Negative Covenants. As an inducement to Lender to enter into this Note, Borrower hereby covenants and agrees that, from the date hereof and until termination of this Note and payment in full of the obligation, unless otherwise agreed to by Lender in writing:
     (a) Liens. Borrower will not create, assume or suffer to exist any lien upon any of its properties or assets now owned or hereafter acquired or acquire or agree to acquire any property under any conditional sale agreement or other title retention agreement, excluding, however, from the operation of this section:
     (i) liens in favor of Citibank, N.A., a national banking association as evidenced by one or more security documents executed from time to time;
     (ii) deposits or pledges to secure payments of workmen’s compensation, unemployment insurance, old age pensions or other social security;
     (iii) deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety or appeal bonds, or other deposits or pledges for purposes of like general nature in the ordinary course of business;
     (iv) Liens for taxes, assessments or other governmental charges or levies that are not delinquent or that are in good faith being contested or litigated, if such reserve as shall be required by GAAP shall have been made therefor, provided, that this exception shall not allow any lien imposed by the U.S. Government for failure to pay income, payroll, FICA or similar taxes;
     (v) mechanics’, carriers’, workmen’s, repairman’s or other like liens arising in the ordinary course of business securing obligations less than forty-five (45) days from the date of invoice, and on which no suit to foreclose has been filed, or which are in good faith being contested or litigated, if such reserve as shall be required by GAAP shall have been made therefor;
     (v) Liens created by or resulting from any litigation or legal proceeding that is currently being contested in good faith by appropriate proceedings, if such reserve as shall be required by GAAP shall have been made therefor;

     (vi) Liens, charges and encumbrances incidental to the conduct of its business or the ownership of its properties or assets, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not materially detract from the value of such property or assets or materially impair the use thereof in the operation of its business;
     (vii) landlords’ liens for rental not yet due and payable;
     (viii) Liens securing the Promissory Note (Deed of Trust Note) (the “Deed of Trust Note”) by and between Borrower and Lender of even date herewith.
     (b) Indebtedness. Borrower will not create, assume, incur or have outstanding, or in any manner become or be liable directly or indirectly (whether by way of guaranty or otherwise) in respect of, any indebtedness for borrowed money or the purchase price of any property (including direct, indirect and capitalized leases), excluding, however, from the operation of this section:
     (i) the Multiple Advance Term Note and Revolver Note (collectively, the “Citibank Notes”), both by and between Borrower and Citibank, N.A. of even date herewith, and any other indebtedness of Borrower to Citibank, N.A. or its affiliates;
     (ii) accounts payable for services furnished and for the purchase price of materials and supplies acquired in the ordinary course of their business, not more than forty-five (45) days from the date of invoice; and
     (ii) this Note and Deed of Trust Note.
     (c) ERISA Compliance. Borrower will not at any time permit any plan subject to ERISA maintained by it to (i) engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended; (ii) incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or (iii) terminate any such plan in a manner which could result in the imposition of a lien on its property pursuant to Section 4068 of ERISA.
     (d) Investments. Borrower will not make or commit to make, any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in any person, or accept any item in satisfaction of indebtedness (all of the aforesaid transactions being herein called “Investments”), except:
     (i) Investments in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code), and notes receivable, arising or acquired in the ordinary course of business; and
     (ii) Investments with maturities of not more than 180 days in direct obligations of the United States of America, or obligations, the principal and interest of which are unconditionally guaranteed by the United States of America.
     (e) Mergers, Consolidations. Borrower will not (i) amend or otherwise modify its organizational documents, (ii) change its structure in any manner that could cause a Material Adverse Change; (iii) form any new subsidiary; (iv) consolidate with or merge into, or acquire any party or permit any party to consolidate with or merge into, or acquire it; or (v) dissolve or liquidate.
     (f) Dividends and Distributions. Borrower will not declare, pay or make any loans, advances, dividends or distributions of any kind to its members, or make any other distribution on account of any ownership interest in it, except that Borrower may: (1) pay salaries in the ordinary course of business to Bruce Max Hardy and Brock Michael Hardy in an amount not to exceed $400,000 annually, (2) make cash distributions to its members in an amount not to exceed each such member’s federal income tax liability resulting from allocation of net income of Borrower to such member; provided that no such distribution to any member of Borrower shall exceed 38% of the income so allocated to such member; and (3) pay cash dividends to holders of preferred units of Borrower in accordance with the Borrower’s company agreement provided to Lender at Closing, so long as an Event of Default has not occurred and is not continuing on the date of such payment and such payment will not result in an Event of Default. Borrower will not purchase, acquire or redeem or retire any ownership interest in Borrower.
     (g) Transactions with Affiliates. Borrower will not, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of services) with any of its affiliates, other than in the ordinary course of business and upon fair and reasonable terms no less favorable than Borrower could obtain or could become entitled to in an arm’s length transaction with a person that was not an affiliate.
     (h) Accounting Method and Fiscal Year. Borrower will not make any change in its present accounting method or change its present fiscal year.
     (i) Nature of Business. Borrower will not make any substantial change in the nature of its businesses as now conducted.
     (j) Membership Interests of Borrower. The membership interests of Borrower shall not be transferred or assigned to a Person other than any guarantor or Borrower, and Borrower shall not issue any new membership interests or other securities of Borrower.
     (l) Line of Business. Borrower will not engage in any line of business other than that in which it is presently engaged.
     (m) Debt Service Coverage Ratio. Borrower will not permit the ratio of its EBITDA to Debt Service to be less than 1.25 to 1.00. This ratio shall be calculated at the end of each fiscal quarter using the results (i) of the fiscal quarter ending March 31, 2009, (ii) of the two (2) preceding fiscal quarters ending June 30, 2009, (iii) of the three (3) preceding fiscal quarters ending September 30, 2009, and (iv) of the four (4) preceding fiscal quarters ending with the fiscal quarter for which the measurement is being made beginning with the fiscal quarter ending December 31, 2009. “EBITDA” means for any period, Borrower’s earnings during such period from continuing operations, before provision for interest expense, income taxes, depreciation, depletion, amortization, deferred employee compensation expense, gains and losses on asset sales and other non-cash charges. “Debt Service” means for any period, the aggregate amount of (i) required principal payments under the Citibank Notes, this Note, the Deed of Trust Note or any other indebtedness for borrowed money during such period; and (ii) the required interest payments under the Citibank Notes, this Note, the Deed of Trust Note or any other indebtedness for borrowed money during such period.

     (n) Debt to EBITDA Ratio. Borrower will not permit the ratio of its Total Debt to EBITDA to be in excess of (a) 2.50 to 1.00 prior to March 31, 2010, and (b) 2.00 to 1.00 from and after March 31, 2010. “Total Debt” means all indebtedness owing by Borrower to Lender or any other Person. This ratio shall be calculated at the end of each fiscal quarter using the results (i) of the two (2) preceding fiscal quarters ending June 30, 2009, (ii) of the three (3) preceding fiscal quarters ending September 30, 2009, and (iii) of the four (4) preceding fiscal quarters ending with the fiscal quarter for which the measurement is being made beginning with the fiscal quarter ending December 31, 2009.
     (o) Net Worth. At all times, Borrower’s Net Worth shall not be less than $4,000,000.00 plus fifty percent (50%) of Borrower’s net income (determined in accordance with GAAP). “Net Worth” means Borrower’s aggregate member paid-in capital and retained earnings, both as determined in accordance with GAAP, plus all unpaid principal on the this Note.
     5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:
     (a) Failure to Pay. The Borrower shall fail to pay when due (i) any principal payment required under the terms of this Note or (ii) any interest or other payment required under the terms of this Note;
     (b) Breach of Agreements. The Borrower shall breach, in any material respect, its obligations under (i) this Note or any document or instrument evidencing or securing the repayment of this Note, including, without limitation, the Deed of Trust, (ii) any other Loan Document; or (iii) that certain Asset Purchase Agreement of even date herewith by and between Borrower and Lender;
     (c) Default under Other Indebtedness. Any default or event of default shall occur under the terms applicable to any indebtedness for borrowed money of the Borrower (other than under this Note), including but not limited to, a default or event of default under the Deed of Trust Note or the Citibank Notes, or under the terms applicable to any other monetary obligation of the Borrower (except any obligation which at the time is being contested in good faith by appropriate proceedings and with respect to which the Borrower shall have set aside on its books adequate reserves);
     (d) Voluntary Bankruptcy or Insolvency Proceedings. The Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or
     (e) Involuntary Bankruptcy or Insolvency Proceedings. A proceeding for the appointment of a receiver, trustee, liquidator or custodian of the Borrower or of all or a substantial part of the Borrower’s property, or an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Borrower or the Borrower’s debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.
     It is the intent of the payee of this Note and Borrower in the execution of this Note and all other instruments now or hereafter securing or related to this Note to contract in strict compliance with applicable usury law. In furtherance thereof, the said payee and Borrower stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, at a rate in excess of the Highest Lawful Rate; that neither Borrower nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Highest Lawful Rate; and that the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. The holder of this Note expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the Highest Lawful Rate, the holder of this Note shall, at its option, either refund to Borrower the amount of such excess or credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that the said payee or any other holder of this Note shall contract for, charge or receive any amount or amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate on this Note to a rate in excess of the Highest Lawful Rate, an amount equal to interest in excess of the Highest Lawful Rate shall, upon such determination, at the option of the holder of this Note, be either immediately returned to Borrower or credited against the principal balance of this Note then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note Borrower acknowledges that it believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, Borrower should have reason to believe that such loan is in fact usurious, it will give the holder of this Note notice of such condition and Borrower agrees that said holder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term “applicable law” as used in this Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.
     Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after default, Borrower and all endorsers, guarantors and sureties of this Note jointly and severally agree to pay to the holder of this Note in addition to the principal and interest due and payable hereon all the costs and expenses of said holder in enforcing this Note including, without limitation, reasonable attorneys’ fees and legal expenses.
     Borrower and all endorsers, guarantors and sureties of this Note and all other persons liable or to become liable on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of acceleration, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.
     6. Waiver of Jury; Binding Arbitration. Any claim or controversy (“Claim”) between the parties, whether arising in contract or tort or by statute including, but not limited to, Claims resulting from or relating to this Note or any Loan Document shall, upon the request of either party, be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, US Code). Arbitration proceedings will be conducted in accordance with the applicable rules for the arbitration of disputes of the American Arbitration Association or any successor thereof. The arbitration shall be conducted in any U.S. state where real or tangible personal property collateral for the credit is located or if there is no such collateral, in Texas. The arbitration hearing shall commence within 90 days of the demand for arbitration and close within 90 days of commencement, and any award, which may include legal fees, shall be issued (with a brief written statement of the reasons therefor) within 30 days of the close of hearing. Any dispute concerning whether a claim is arbitrable or barred by the statute of limitations shall be determined by the arbitrator. This arbitration provision is not intended to limit the right of any party to exercise self-help remedies, to seek and obtain interim or provisional relief of any kind or to initiate judicial or non-judicial foreclosure against any real or personal property collateral. BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, IF FOR ANY REASON A CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM.
     THIS NOTE AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED FOR ALL PURPOSES BY THE LAW OF THE STATE OF TEXAS AND THE LAW OF THE UNITED STATES APPLICABLE TO TRANSACTIONS WITHIN SUCH STATE.
     THIS WRITTEN NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     7. Counterparts. This Note may be executed in counterparts, which shall collectively constitute one original document.

EXECUTED as of the date first above written.

LENDER:		BORROWER:

UNITED FUEL & ENERGY CORPORATION, a Texas corporation		PROPANE DIRECT ENTERPRISES, LLC

By:	/s/ William C. Bousema	By:	/s/ Brock Hardy
Printed Name: William C. Bousema		Printed Name: Brock Hardy
Title: EVP, CFO & Secretary		Title: President